Exhibit 99.1

Reynolds Consumer Products Reports First Quarter 2021 Financial Results

Q1 net revenues grow 4%

Continued earnings growth

Increasing forecast for topline growth

Pricing to offset higher costs

LAKE FOREST, IL, May 5, 2021 – (BUSINESSWIRE) - Reynolds Consumer Products Inc. (“Reynolds,” “RCP” or the “Company”) (Nasdaq: REYN) today reported results for the first quarter 2021 ended March 31, 2021.

First Quarter 2021 Highlights

•	Net Revenues of $757 million, up 4% over Q1 prior year net revenues
•	Net Income of $74 million; Adjusted Net Income of $76 million
•	Earnings Per Share of $0.35; Adjusted Earnings Per Share of $0.36
•	Adjusted EBITDA of $140 million, up 4% over Q1 prior year Adjusted EBITDA

Net revenues increased 4%, driven by price increases and lower levels of trade promotion. We saw an estimated two percentage point impact to first quarter net revenues due to February’s storms, which primarily impacted the Hefty Waste & Storage and Presto Products business segments. Adjusted EBITDA also increased 4%, driven by the increase in net revenues, partially offset by higher material, manufacturing and logistics costs.

“We delivered another quarter of strong top-line and bottom-line growth as the strength of our brands and continued momentum in our business enabled us to navigate the headwinds from February storms and unprecedented commodity cost increases,” said Lance Mitchell, President and Chief Executive Officer. “We are increasing our forecast for even stronger topline growth over the balance of the year, reflecting planned additional price increases, increasing consumption, innovation, and replenishment at retail. Our first quarter results and rest of the year revenue forecast demonstrate RCP’s business model for sustained growth.”

Segment Results

Reynolds Cooking & Baking

•	Net revenues increased $29 million, or 12%
•	Adjusted EBITDA increased $13 million, or 33%

Net revenues increased 12%, driven by lower levels of trade promotion and increases in volume, in addition to price increases.  Adjusted EBITDA increased 33%, primarily driven by the increase in net revenues, partially offset by higher material, manufacturing and logistics costs.

We launched and expanded distribution of multiple new products in the quarter, contributing to strong category and branded share growth for foil, parchment and other Reynolds Kitchens products.

Hefty Waste & Storage

•	Net revenues increased $2 million, or 1%
•	Adjusted EBITDA decreased $11 million, or -20%

Net revenues increased 1%, driven by price increases and lower levels of trade promotion, while volume was negatively impacted by storm-related disruptions in February.  We estimate February’s storms had a 3% negative impact to net revenues for the quarter.  Adjusted EBITDA decreased 20%, primarily driven by higher material, manufacturing and logistics costs, partially offset by lower discretionary costs.

We implemented price increases across the Hefty waste and storage product portfolio, and our brands continued to perform very well.  Based on survey data, household consumption of waste and food bags also continues at rates well above pre-pandemic levels.

Hefty Tableware

•	Net revenues decreased $8 million, or -4%
•	Adjusted EBITDA decreased $1 million, or -3%

Net revenues decreased 4% as lower levels of trade promotion were more than offset by lower volume, which was driven by fewer social gatherings, which we believe were not fully offset by increased everyday use occasions.  Adjusted EBITDA decreased 3%, primarily driven by higher material and manufacturing costs.

We expanded distribution of ECOSAVE™ tableware, cited by Product of the Year USA as 2021 disposable tableware product of the year, as well as expanded distribution of multiple new products in the quarter, contributing to dollar share gains in party cups and disposable dishes.

Presto Products

•	Net revenues decreased $1 million, or -1%
•	Adjusted EBITDA decreased $5 million, or -22%

Net revenues decreased 1% as price increases were more than offset by the volume impact of storm-related disruptions in February. We estimate February’s storms had a 6% negative impact to net revenues for the quarter. Adjusted EBITDA decreased 22%, primarily driven by higher material and manufacturing costs.

The Presto Products business unit has expanded distribution for several major store brands, and we believe the business is positioned to make additional gains.

Balance Sheet and Cash Flow Highlights

•	At March 31, 2021, our cash and cash equivalents were $144 million, and our outstanding debt was $2,127 million, resulting in net debt of $1,983 million.
•	Capital expenditures were $23 million for each of the quarters ended March 31, 2021 and 2020.

Fiscal Year and Second Quarter Outlook

The Company is updating its previously-disclosed outlook.

Building on strong first quarter net revenue growth and pricing actions, the Company is increasing its full year revenue outlook, expecting high single digit revenue growth underpinned by anticipated continued elevated consumption, innovation, retail replenishment, and pricing.

The Company is facing estimated in-year cost pressures exceeding $300 million from increases in commodity and logistics rates, compounded by global supply chain challenges. Price increases have been implemented and a second round is underway, with planning for a third round to be implemented in the third quarter.

On an annualized basis, aggregated pricing actions are expected to cover the increases in input costs, but the Company is lowering expected full year earnings to reflect the short-term implications of pricing in an environment when costs are still increasing.  As we anticipate pricing to catch up to increased input costs through the rest of the year, margins are expected to expand sequentially in the third and fourth quarters.

The Company now expects the following results for its fiscal year ending December 31, 2021:

•	Net revenues to grow high single digits on $3,263 million in the prior year
•	Net Income to be in the range of $372 million to $395 million; Adjusted Net Income to be in the range of $384 million to $407 million
•	Earnings Per Share to be in the range of $1.77 to $1.88 per share; Adjusted Earnings Per Share to be in the range of $1.83 to $1.94 per share
•	Adjusted EBITDA to be in the range of $670 million to $700 million
•	Net Debt to be approximately $1.8 billion at December 31, 2021

With additional price increases going into effect during the second quarter, the Company is expecting high single digit revenue growth in its second quarter.

Despite the expected revenue growth over the prior year quarter, the Company expects short-term earnings pressure in the second quarter, reflecting increases in commodity and logistics costs that precede price increases as well as continuing impacts from February’s storms.

The Company expects the following results for its second quarter ending June 30, 2021:

•	Net revenues to grow high single digits on $822 million in the prior year
•	Net Income to be in the range of $73 million to $80 million; Adjusted Net Income to be in the range of $76 million to $83 million
•	Earnings Per Share to be in the range of $0.35 to $0.38 per share; Adjusted Earnings Per Share to be in the range of $0.36 to $0.39 per share
•	Adjusted EBITDA to be in the range of $140 million to $150 million

“We expect 2021 to be another year of record net revenues and volume and are using all available tools, including additional pricing and expanded Reyvolution cost savings, in our plans to offset increased commodity, logistics and related costs,” said Michael Graham, Chief Financial Officer. “Our first round of price increases went into effect as planned, and a second round is underway with plans for a third round in the third quarter. However, there is a difference between the impact of recent cost increases and the timing of related price increases. We therefore expect considerable margin pressure in the second quarter, followed by sequential margin improvement in the third and fourth quarters as higher prices go into effect.”

Quarterly Dividend

The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on May 27, 2021, to shareholders of record as of May 13, 2021.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results at 7:00 a.m. Central Time (8:00 a.m. Eastern Time) on Wednesday May 5, 2021. Investors interested in participating in the live call can dial 877-423-9813 from the U.S. and 201-689-8573 internationally. A telephone replay will be available approximately two hours after the call concludes through Wednesday, May 19, 2021, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13717992.

There will also be a simultaneous, live webcast available on the Investors section of the Company’s website at www.reynoldsconsumerproducts.com. The webcast will be archived for 30 days.

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 95% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste & storage products and tableware that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our second quarter and fiscal year 2021 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “outlook,” “forecast,” “committed,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “model,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and other strategies and anticipated trends in our business, including expected levels of increases in commodity costs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Contact

Investors

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

(847) 482-4081

Media

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

(203) 682-8276

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Income

(amounts in millions, except for per share data)

(Unaudited)

	For the Three Months Ended
	March 31,
	2021	2020
Net revenues	$732	$691
Related party net revenues	25	39
Total net revenues	757	730
Cost of sales	(565)	(541)
Gross profit	192	189
Selling, general and administrative expenses	(78)	(82)
Other expense, net	(3)	(15)
Income from operations	111	92
Interest expense, net	(12)	(27)
Income before income taxes	99	65
Income tax expense	(25)	(39)
Net income	$74	$26

Earnings per share:
Basic	$0.35	$0.14
Diluted	$0.35	$0.14

Weighted average shares outstanding:
Basic	209.7	188.8
Effect of dilutive securities	0.1	0.2
Diluted	209.8	189.0

Reynolds Consumer Products Inc.

Condensed Consolidated Balance Sheets

(amounts in millions, except for per share data)

	(Unaudited) As of March 31, 2021	As of December 31, 2020
Assets
Cash and cash equivalents	$144	$312
Accounts receivable (net of allowance for doubtful accounts of $1 and $1)	283	292
Other receivables	5	9
Related party receivables	10	8
Inventories	507	419
Other current assets	22	13
Total current assets	971	1,053
Property, plant and equipment (net of accumulated depreciation of $710 and $692)	611	612
Operating lease right-of-use assets, net	62	61
Goodwill	1,879	1,879
Intangible assets, net	1,084	1,092
Other assets	32	25
Total assets	$4,639	$4,722
Liabilities
Accounts payable	$203	$185
Related party payables	36	41
Current portion of long-term debt	25	25
Income taxes payable	34	6
Accrued and other current liabilities	126	175
Total current liabilities	424	432
Long-term debt	2,102	2,208
Long-term operating lease liabilities	52	51
Deferred income taxes	322	326
Long-term postretirement benefit obligation	54	53
Other liabilities	42	37
Total liabilities	$2,996	$3,107
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210 shares issued and outstanding	—	—
Additional paid-in capital	1,380	1,381
Accumulated other comprehensive income	4	1
Retained earnings	259	233
Total stockholders' equity	1,643	1,615
Total liabilities and stockholders' equity	$4,639	$4,722

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Cash Flows

(amounts in millions)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Cash provided by (used in) operating activities
Net income	$74	$26
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	26	24
Deferred income taxes	(6)	28
Unrealized losses on derivatives	—	4
Stock compensation expense	2	1
Change in assets and liabilities:
Accounts receivable, net	9	(303)
Other receivables	4	(1)
Related party receivables	(2)	9
Inventories	(88)	(16)
Accounts payable	23	10
Related party payables	(4)	(20)
Related party accrued interest payable	—	(18)
Income taxes payable	29	11
Accrued and other current liabilities	(50)	(7)
Other assets and liabilities	(8)	(3)
Net cash provided by (used in) operating activities	9	(255)
Cash used in investing activities
Acquisition of property, plant and equipment	(23)	(23)
Net cash used in investing activities	(23)	(23)
Cash (used in) provided by financing activities
Repayment of long-term debt	(106)	—
Dividends paid	(48)	—
Proceeds from long-term debt, net of discounts	—	2,472
Repayments of PEI Group Credit Agreement	—	(8)
Advances from related parties	—	240
Repayments to related parties	—	(3,627)
Deferred debt transaction costs	—	(28)
Proceeds from IPO settlement facility	—	1,168
Repayment of IPO settlement facility	—	(1,168)
Issuance of common stock	—	1,410
Equity issuance costs	—	(69)
Net transfers to Parent	—	(14)
Net cash (used in) provided by financing activities	(154)	376
Effect of exchange rate on cash and cash equivalents	—	—
Net (decrease) increase in cash and cash equivalents	(168)	98
Cash and cash equivalents at beginning of period	312	102
Cash and cash equivalents at end of period	$144	$200

Reynolds Consumer Products Inc.

Segment Results

(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated	Total Reynolds Consumer Products
Revenues
Three months ended March 31, 2021	$272	$194	$170	$126	$(5)	$757
Three months ended March 31, 2020	243	192	178	127	(10)	730
Adjusted EBITDA
Three months ended March 31, 2021	$53	$44	$34	$18	$(9)	$140
Three months ended March 31, 2020	40	55	35	23	(18)	135

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share”, and “Net Debt” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude, as applicable, unrealized gains and losses on commodity derivatives and IPO and separation-related costs. We define Adjusted Net Income and Adjusted Earnings Per Share as Net Income and Earnings Per Share calculated in accordance with GAAP, plus, as applicable, the sum of IPO and separation-related costs, the impact of a tax legislation change under the CARES Act enacted March 27, 2020 and any unrealized gains or losses on commodity derivatives. We define Net Debt as the current portion of long term debt plus long term debt less cash and cash equivalents.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental metrics to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity.  Accordingly, we believe presenting these metrics provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year and second quarter 2021, where adjusted, is provided on a non-GAAP basis, which the Company will continue to identify as it reports its future financial results. The Company cannot reconcile its expected Adjusted EBITDA to expected Net Income under “Fiscal Year and Second Quarter Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results. In addition, the Company cannot reconcile its expected Net Debt to expected total debt without reasonable effort because certain items that impact total debt and other reconciling metrics are out of the Company’s control and/or cannot be reasonable predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

Please see reconciliations of Non-GAAP measures used in this release (with the exception of our second quarter and full year 2021 Adjusted EBITDA outlook and our 2021 Net Debt outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.

Reconciliation of Net Income to Adjusted EBITDA

(amounts in millions)

	Three Months Ended March 31,
	2021	2020
Net income – GAAP	$74	$26
Income tax expense	25	39
Interest expense, net	12	27
Depreciation and amortization	26	24
IPO and separation-related costs	3	14
Unrealized losses on derivatives	—	4
Other	—	1
Adjusted EBITDA (Non-GAAP)	$140	$135

Reynolds Consumer Products Inc.

Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS

(amounts in millions, except per share data)

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported – GAAP	$74	210	$0.35	$26	189	$0.14
Assume full period impact of IPO shares (1)	—	—	—	—	21	—
Total	74	210	0.35	26	210	0.12
Adjustments:
IPO and separation-related costs (2)	2	210	0.01	11	210	0.05
Impact of tax legislation change from the CARES Act	—	—	—	23	210	0.11
Unrealized losses on derivatives (2)	—	—	—	3	210	0.02
Adjusted (Non-GAAP)	$76	210	$0.36	$63	210	$0.30

(1)

Represents incremental shares required to adjust the weighted average shares outstanding for the period to the actual shares outstanding as of March 31, 2020. We utilize the shares outstanding at period end as if they had been outstanding for the full period rather than weighted average shares outstanding over the course of the period as it is a more meaningful calculation that provides consistency in comparability.

(2)

Amounts are after tax, calculated using a tax rate of 25.0% and 24.7% for the three months ended March 31, 2021 and 2020, respectively, which is our effective tax rate excluding the 2020 one-time discrete expense associated with the legislation change from the CARES Act.

Reynolds Consumer Products Inc.

Reconciliation of Net Debt to Total Debt

(amounts in millions)

As of March 31, 2021

Current Portion of Long-Term Debt	$25
Long-Term Debt	2,102
Total Debt	2,127
Cash and Cash Equivalents	(144)
Net Debt (Non-GAAP)	$1,983

Reynolds Consumer Products Inc.

Reconciliation of Q2 2021 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted shares	Diluted Earnings Per Share
	low	high	outstanding	low	high
Q2 2021 - Guidance	$73	$80	210	$0.35	$0.38
Adjustments:
IPO and separation-related costs (1)	3	3	210	0.01	0.01
Q2 2021 - Adjusted Guidance	$76	$83	210	$0.36	$0.39

Reynolds Consumer Products Inc.

Reconciliation of 2021 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted shares	Diluted Earnings Per Share
	low	high	outstanding	low	high
Fiscal Year 2021 - Guidance	$372	$395	210	$1.77	$1.88
Adjustments:
IPO and separation-related costs (1)	12	12	210	0.06	0.06
Fiscal Year 2021 - Adjusted Guidance	$384	$407	210	$1.83	$1.94

(1)	Amounts are after tax calculated using a tax rate of 25%, which is the Company’s expected tax rate for Q2 and FY 2021.